Midway Awards Mining Contract to Ledcor Pan Gold Project, Nevada

May 19, 2014

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX, MDW:NYSE-MKT) announces the selection of Ledcor CMI, Inc. (“Ledcor”) as the mining contractor at the Company’s open-pit Pan Project, Nevada. During the early years of operation, Ledcor will provide all mining-related services, including manpower and equipment for the Pan Project at a substantial capital savings to Midway.

“Completion of this contract marks significant progress for Midway and the Pan Project,” said Ken Brunk, President and CEO of Midway. “We have been working hard to reduce initial capital costs at Pan to achieve an improved return on capital for our shareholders. Entering into this contract with Ledcor goes a long way towards bringing down our pre-production capital, as we no longer need to purchase a mine fleet and the ancillary facilities associated with an owner-operated mine. Our new partnership with Ledcor will provide the highest return to our shareholders and to the local community as we build out the Company. Midway and Ledcor look forward to a long and prosperous relationship.”

The 2011 Pan Feasibility Study included $29.5M budgeted for mine equipment, predominantly attributable to the mine fleet, as part of the $99M initial capital estimate (Table 1). Following today’s announcement, it is expected that the initial capital required to get Pan into production will be materially reduced.

May 19, 2014

Table 1. November 2011 Feasibility Initial Capital Estimate

CAPEX
Mine Equipment	$29.5 M
Processing Plant	$35.8 M
Infrastructure	$14.1 M
Owners Costs	$4.8 M
Working Capital	$8.2 M
Contingency	$6.8 M
Total	$99 M

The term of the agreement between Midway and Ledcor extends for five years. Ledcor will be directly responsible for drilling, blasting, loading, and hauling ore to the leach pad for processing by Midway. They will mobilize equipment to the site on Midway’s schedule

This partnership with Ledcor is expected to create value in many ways including:

•	Elimination of nearly all mine equipment expenditures, thereby reducing initial capital requirements
•	Deferral of supporting site infrastructure expenditures such as office buildings
•	Potential tax savings

The Ledcor Group of Companies is one of North America’s most diversified construction and industrial companies; serving the building, heavy industrial, civil and infrastructure, mining, pipeline, power and communications sectors. Ledcor employs more than 7000 people in over 20 offices across North America. Ledcor has been serving customers and partners since 1947, and Nevada mining clients have included, among others, the major companies Barrick and Newmont.

May 19, 2014

Pan Project, Nevada

The Pan project is a low cost, oxidized, Carlin-style gold deposit mineable by shallow open pit methods and treatable by heap leaching. A Feasibility Study was completed in November 2011. It shows the NPV of the project is robust at a range of gold prices, ranging from $123 million at $1,200/oz gold to $344 million at $1,900/oz gold. The IRR grows from 32% to 79% using the same gold price range. Both are after-tax figures (see press release dated November 15, 2011.)

This release has been reviewed and approved for Midway by Dave Mosch, Corporate Mining Engineering at Midway, and a "qualified person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

May 19, 2014

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. Forward-looking statements are typically identified by words such as: “may”, “should”, “plan”, “believe”, “predict”, “expect”, “anticipate”, “intend”, “estimate”, postulate” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.